Exhibit 99.2

Terra Industries Inc. 600 Fourth Street P.O. Box 6000
Sioux City, IA 51102-6000
Telephone: (712) 277-1340
September 8, 2009
Dear Fellow Terra Shareholder:
We are writing to update you on events surrounding your company.
We are pleased to report that the future continues to look bright for Terra. The weakness in nitrogen markets in the first half of 2009 has leveled off as the general economy has stabilized. Since the beginning of 2009, the North American unaffected fertilizer composite has risen 29.0%, and during that time the broader market has shown signs of recovery, with the S&P 500 index gaining 13.9%.
Improving fundamentals are expected for our business for the remainder of the year. After a strong spring planting season, during which nitrogen inventories were likely drawn down, we anticipate an active fall fill season and strengthening nitrogen prices as customers seek to refill depleted inventories. On the cost side, natural gas prices remain relatively low and most experts predict that prices will continue to be favorable through 2009 and into next year. In addition, at August 28, 2009, we had a strong cash position totaling in excess of $1 billion, or more than $10 per share, and a strong balance sheet with minimal debt.
We also would like to provide you with an update on CF Industries Holdings, Inc.’s (“CF”) unsolicited exchange offer to acquire your shares. We note that CF terminated its exchange offer on August 31, 2009, without purchasing any Terra shares. Since the original proposal earlier this year, CF has made three revised proposals for a business combination with Terra. While in our view, the key terms and economics of CF’s proposals have not changed materially from their first offer in January, each proposal has been carefully considered by Terra’s Board of Directors, and thoroughly reviewed by our financial and legal advisors. Each time, the Board has unanimously determined that CF’s proposal is not in the best interests of Terra or Terra’s shareholders.
•	Our Board believes that there is no compelling industrial logic behind CF’s proposal and we are convinced that our shareholders agree.
–	Terra has deliberately pursued a strategy of lowering its dependence on agricultural ammonia sales by, among other things, upgrading its product mix to urea ammonium nitrate solutions and industrial ammonium nitrate and increasing its sales into industrial and environmental markets. A combination with CF would shift that focus back to agricultural ammonia.

–	Moreover, Terra has deliberately located its core manufacturing assets away from the U.S. Gulf Coast, where import competition is most severe. A combination with CF, which has 73% of its total ammonia production on the U.S. Gulf Coast, would undercut Terra’s geographical advantages.

–	Terra has focused on building upon its considerable strengths as a “pure play” nitrogen company, and has sought to avoid confusing its business model with minor operating positions in or reselling other nutrients.
•	The Board believes that CF’s proposal is opportunistic and substantially undervalues Terra on both an absolute basis and relative to CF. We believe that CF’s proposal does not fully reflect the underlying fundamental value of Terra’s assets, operations and strategic plan.
–	While Terra would contribute approximately 59% of the nitrogen results of the combined entity (based on full year 2008 results), Terra shareholders would receive only 48.5% of the equity.

–	CF’s proposed “Contingent Future Shares”, the sole purpose of which is to claw back consideration from Terra shareholders, could result in an actual exchange ratio of only 0.4224 CF shares per Terra share, or 46.1% of the combined company. That is 0.3% lower than CF’s original unsolicited bid in mid-January.

–	We also believe that CF’s stock price has been inflated as a result of Agrium’s pending offer for CF. As a result, the actual value of CF’s offer could be significantly lower than what current trading prices would indicate.
•	The Board is also convinced that CF’s proposal would deliver less value to Terra shareholders than would be delivered by Terra’s Board and management continuing to execute our strategic plan.
–	The Board believes that Terra management’s continued execution of our strategic plan, which features upgraded products expansion, growth through leadership in emissions reduction markets and opportunistic acquisition of assets consistent with our end markets focus, will deliver more value to shareholders than CF’s offer with significantly less risk.

–	CF’s projected synergies claims are aggressive, particularly given CF’s lack of experience in large acquisitions of any consequence, and the proposed combination is subject to substantial execution risk.

–	A combination with CF would expose Terra shareholders to risks associated with the phosphate fertilizer market without compelling scale in that nutrient.
•	Finally, we continue to believe that CF shareholders are unlikely to approve a transaction with Terra if given the alternative of the Agrium bid.
–	While CF has repeatedly asserted that it previously restructured its offer for Terra to eliminate a CF shareholder vote to address our concerns, the more obvious explanation is that if CF shareholders were given a choice they would prefer a transaction with Agrium. This view is borne out by the very significant tender by CF shareholders into the Agrium offer.

–	We do not believe that a transaction that is consummated over CF shareholders’ objections is an attractive one for Terra shareholders.
We believe Terra is well positioned in the current environment. Our Board has maintained a rigorous focus on delivering shareholder value. Our significant cash balances, in excess of $1 billion at August 28, 2009, and our strong balance sheet enable us to pursue opportunities to acquire assets that complement our business and fit our market direction and long-term industry trends. Consistent with this approach, we are exploring potential transactions, which may include the purchase or sale of assets or a change in Terra’s indebtedness or capitalization, which we believe would enhance value for Terra shareholders. Of course, we cannot offer assurance that any potential transaction ultimately will be completed or, if completed, as to the terms of such transaction.
CF has stated that it intends to nominate three directors for election to the Terra board, to further CF’s proposed acquisition of Terra. You already have directors in place who are engaged and committed to your interests. Our Board continues to believe that CF’s proposal is not in the best interests of Terra or Terra’s shareholders, and that the status of Agrium’s offer to acquire CF, including its impact on CF’s stock price, will be among the significant factors to be considered by shareholders at Terra’s annual meeting, which will be held on November 20, 2009.
It has always been our philosophy to listen to and interact with our shareholders. Throughout our deliberations over the last seven months, we have reached out to many of you and have welcomed all of your thoughts and comments. Our interactions with you have been strongly supportive of our rejections of CF’s proposals. We welcome and will continue to solicit your opinions so we can continue to best represent your interests and views.
If you have any questions concerning CF’s proposal or need additional copies of Terra’s publicly-filed materials, please contact MacKenzie Partners, Inc. at (800) 322-2885 (Toll-Free) or at (212) 929-5500 (Collect).
We appreciate your continued support.
Sincerely,

Michael L. Bennett	Henry R. Slack
President and Chief Executive Officer	Chairman of the Board

About Terra
Terra Industries Inc., with 2008 revenues of $2.9 billion, is a leading North American producer and marketer of nitrogen products.
Important information and where to find it
On June 26, 2009, Terra filed with the Securities and Exchange Commission (the “SEC”) a revised preliminary proxy statement in connection with its 2009 Annual Meeting, which is available free of charge at the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com. Terra plans to file with the SEC and mail to its stockholders a definitive proxy statement in connection with its 2009 Annual Meeting. Investors and security holders are urged to read the revised preliminary proxy statement, which is available now, and the definitive proxy statement relating to the 2009 Annual Meeting and any other relevant documents filed with the SEC when they become available, because they will contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents (when available) that Terra files with the SEC at the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com. In addition, the definitive proxy statement and other documents filed by Terra with the SEC may be obtained from Terra free of charge by directing a request to Terra Industries Inc., Attn: Investor Relations, Terra Industries Inc., 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102-6000, or by emailing your request to Terra Industries’ proxy solicitor, MacKenzie Partners, Inc., at terraproxy@mackenziepartners.com
Certain information concerning participants
Terra, its directors, executive officers and certain employees specified in Annex A to Terra’s revised preliminary proxy statement for the 2009 Annual Meeting, which was filed with the SEC on June 26, 2009, are participants in the solicitation of Terra’s security holders in connection with its 2009 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Terra’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009 and amended on April 28, 2009, and its revised preliminary proxy statement for the 2009 Annual Meeting, which was filed with the SEC on June 26, 2009. To the extent holdings of Terra securities have changed since the amounts printed in the revised preliminary proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals can also be obtained from the revised preliminary proxy statement relating to the 2009 Annual Meeting, which is available now, and the definitive proxy statement relating to the 2009 Annual Meeting when it is filed by Terra with the SEC. These documents (when available) may be obtained free of charge from the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com.
Forward-looking statements
Certain statements in this communication may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to:
•	changes in financial markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

•	changes in product mix,

•	changes in the seasonality of demand patterns,

•	changes in weather conditions,

•	changes in environmental and other government regulation, and

•	changes in agricultural regulations.
Additional information as to these factors can be found in Terra’s 2008 Annual Report/10-K, in the sections entitled “Business,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.